Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Herley Industries, Inc. on Form S-8 [File numbers 333-145503, 333-121554, 333-71476, 333-95327, 333-46777 and 333-17369] of our report, which was based on our audit and the report of other auditors, dated October 16 2009, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of Herley Industries, Inc. and Subsidiaries as of August 2, 2009 and for the fifty-two (52) weeks ended August 2, 2009 and for the fifty-three (53) weeks ended August 3, 2008 which report is included in this Annual Report on Form 10-K of Herley Industries, Inc. for the year ended August 1, 2010.

Marcum LLP

Melville, New York

October 14, 2010